Exhibit 107

Calculation of Filing Fee Tables(3)

424(b)(5)

(Form Type)

Grid Dynamics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o) and 457(r)	6,612,500(1)	$17.25	$114,065,625	0.0001531	$17,463.45

Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						-		$17,463.45
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$17,463.45

(1)	Includes 862,500 shares of common stock of the registrant issuable upon the exercise of the underwriters’ option to purchase additional shares of common stock.

(2)	The filing fee is calculated in accordance with 457(r) of the Securities Act of 1933, as amended. In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-283149 filed on November 12, 2024.

(3)	This registration fee table shall be deemed to update the “Calculation of Registration Fee Tables” in the Company’s Registration Statement on Form S-3 (File No. 333-283149) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.